                                                                      Exhibit 21


                       SUBSIDIARIES OF ENESCO GROUP, INC.


                                                  Jurisdiction
Name                                              of Organization


Enesco European Giftware Group
       Limited                                    England

Enesco France, S.A.                               France

Enesco International Ltd.                         Delaware

Enesco International (H.K)
       Limited                                    Hong Kong

N.C. Cameron & Sons Limited                       Ontario, Canada

Enesco plc                                        England



All of the above-listed subsidiaries are included in the Company's consolidated financial statements for all of both 1999 and 2000.